Exhibit 8.1
List of Subsidiaries

Subsidiary	Country of Incorporation
Oceanopera Shipping Limited	Cyprus
Oceanpride Shipping Limited	Cyprus
Aggeliki Shipping Ltd.	Liberia
Eirini Shipping Ltd.	Liberia
Eleni Shipping Ltd.	Liberia
Joanna Maritime Ltd.	Liberia
Saf-Concord Shipping Ltd.	Liberia
Trust Navigation Corp	Liberia
Ultra One Shipping Ltd.	Liberia
Ultra Two Shipping Ltd.	Liberia
Xingang Shipping Ltd.	Liberia
Pantelis Shipping Ltd.	Malta
Areti Shipping Ltd.	Marshall Islands
Diana Trading Ltd.	Marshall Islands
Eternity Shipping Company	Marshall Islands
Gregos Shipping Limited	Marshall Islands
Hull 2 Shipping Ltd.	Marshall Islands
Jonathan John Shipping Ltd.	Marshall Islands
Kamsarmax One Shipping Ltd.	Marshall Islands
Kamsarmax Two Shipping Ltd.	Marshall Islands
Manolis Shipping Ltd.	Marshall Islands
Noumea Shipping Ltd	Marshall Islands
Prospero Maritime Inc.	Marshall Islands
Tiger Navigation Corp.	Marshall Islands
Xenia International Corp.	Marshall Islands
Allendale Investment S.A.	Panama
Alterwall Business Inc.	Panama
Pilory Associates Corp.	Panama